EXHIBIT 99.1

For Immediate Release	CONTACT:	Charles D. Christy
Chief Financial Officer
(810) 237-4200
Charlie.Christy@cbcf-net.com
	CONTACT:	Kathleen Miller
Investor Relations
(810) 257-2506
Kathleen.Miller@cbcf-net.com
NASDAQ SYMBOL: CBCF
October 19, 2006
CITIZENS BANKING CORPORATION
ANNOUNCES THIRD QUARTER 2006 RESULTS
FLINT, MICHIGAN -— Citizens Banking Corporation announced net income of $21.0 million for the three months ended September 30, 2006. This represents an increase of $0.1 million or 0.4% over the second quarter of 2006 net income of $20.9 million and consistent with the third quarter of 2005 net income of $21.0 million. Diluted net income per share was $0.49, consistent with $0.49 for the second quarter of 2006, and an increase of 1.7% over the $0.48 for the same quarter of last year. Annualized returns on average assets and average equity during the third quarter of 2006 were 1.08% and 12.63%, respectively, compared with 1.09% and 12.96% for the second quarter of 2006 and 1.06% and 12.71% for the third quarter of 2005.
Net income for the first nine months of 2006 totaled $62.6 million or $1.46 per diluted share, which represents an increase in net income of $1.0 million or 1.6% and $0.05 or 3.5% per diluted share over the same period of 2005.
“We are satisfied with this quarter’s results in view of the Midwestern economy and the challenging banking environment,” stated William R. Hartman, chairman, president and CEO. “We are continuing to grow our commercial loans and the initiatives we implemented in our branches are resulting in a slower migration of low-cost deposits to higher-cost products. As a result, the third quarter of 2006 was the first quarter of average core deposit growth in six quarters,” continued Hartman.
Key Highlights in the Quarter:
•	Average commercial and commercial real estate loans for the third quarter of 2006 increased $67.3 million or 2.2% over the average for the second quarter of 2006 and increased $223.2 million or 7.5% over the average for the third quarter of 2005. Citizens achieved the seventh consecutive quarter of growth for these portfolios as a result of strong origination volume in the Wisconsin and Southeast Michigan markets.
•	Average core deposits for the third quarter of 2006 increased $16.2 million or 0.5% over the second quarter of 2006 as the migration to higher yield deposit accounts slowed.
•	Expense management initiatives introduced in the fourth quarter of 2004 continue to offset increased expenses relating to growth initiatives in Southeast Michigan and Wisconsin. Noninterest expense totaled $59.4 million for the third quarter of 2006, a decrease of $0.7 million or 1.1% from the second quarter of 2006 and $1.1 million or 1.9% from the third quarter of 2005. This represents the lowest quarter of operating expenses since the second quarter of 2003.
•	Net charge-offs increased to $2.7 million or 0.19% of average portfolio loans from the second quarter of 2006 level of $2.0 million or 0.14% of average portfolio loans. The increase was the result of the seasonally low levels of indirect consumer charge-offs in the second quarter of 2006 and lower commercial recoveries this quarter. The provision for loan losses was $1.2 million for the third quarter of 2006.
•	Nonperforming assets at September 30, 2006 totaled $40.0 million, an increase from $34.8 million at June 30, 2006, which represented the lowest level in four years. The ratio of nonperforming assets to portfolio loans plus other assets acquired increased to 0.69% from 0.61% at June 30, 2006. The increase reflects higher nonperforming real estate-related credits in the commercial, consumer and residential mortgage loan portfolios, as well as higher repossessed assets and nonperforming small business loans.
•	On September 29, 2006, Citizens announced that Citizens Funding Trust I (the “Trust”) priced an offering of $150.0 million aggregate liquidation amount of enhanced trust preferred securities, with distributions payable quarterly in arrears at an annual rate of 7.50%. The sale of the securities was completed on October 3, 2006. The proceeds from the offering will be used to finance the cash portion of the consideration to be paid in the merger with Republic Bancorp (“Republic”) and for general corporate purposes.
•	Integration teams for the pending merger with Republic have been formed and meet on a regular basis to prepare for the post-merger integration. The teams, comprised of both Citizens and Republic staff members, have made and will continue to make recommendations to the merger executive committee regarding strategic direction, process design, and best practices to be implemented at the combined company following the completion of the merger.
Balance Sheet
Citizens’ total assets at September 30, 2006 were $7.7 billion, a decrease of $65.6 million or 0.8% compared with June 30, 2006 and a decrease of $102.8 million or 1.3% from September 30, 2005. Total portfolio loans increased $25.3 million or 0.4% over June 30, 2006 and $184.1 million or 3.3% over September 30, 2005. The increases in total portfolio loans were partially offset by declines in the investment portfolio as a result of using portfolio cash flow to reduce short-term borrowings and declines in the direct consumer loan portfolio due to weak consumer demand in most of Citizens’ markets.
Commercial and commercial real estate loans at September 30, 2006 increased $24.4 million or 0.8% from June 30, 2006 to $3.3 billion and increased $256.9 million or 8.6% compared with September 30, 2005. These improvements were a result of new relationships in traditional Michigan and Wisconsin markets and continued strong growth in the Southeast Michigan market.
Residential mortgage loans at September 30, 2006 were $545.2 million, a decrease of $5.9 million or 1.1% from June 30, 2006 and an increase of $13.2 million or 2.5% over September 30, 2005. The decrease from June 30, 2006 was the result of the new alliance with PHH Mortgage implemented in June 2006. As a result, Citizens now sells substantially all of its origination volume to PHH Mortgage. The increase over September 30, 2005 was primarily the result of retaining most new adjustable-rate mortgage (ARM) production prior to establishing the PHH Mortgage alliance.
Total consumer loans, which are comprised of direct and indirect loans, were $2.0 billion at September 30, 2006, an increase of $6.8 million or 0.3% from June 30, 2006 and a decrease of $86.1 million or 4.2% from September 30, 2005. Direct consumer loans, which include direct installment, home equity, and other consumer loans, declined by $8.4 million or 0.8% from June 30, 2006 and decreased $80.6 million or 6.9% from September 30, 2005. The declines were due to a decrease in historically strong activity where consumers repay their installment loans using home equity loans and weaker consumer demand in Citizens’ markets. Indirect consumer loans, which are primarily marine and recreational vehicle loans, increased $15.2 million or 1.8% from June 30, 2006 as a result of an increase in seasonal interest for indirect products and were essentially unchanged from September 30, 2005.
Total deposits at September 30, 2006 decreased $59.2 million or 1.0% from June 30, 2006 to $5.6 billion and increased $398.9 million or 7.6% from September 30, 2005. Core deposits, which exclude all time deposits, totaled $3.1 billion at September 30, 2006, a decrease of $135.9 million or 4.2% from June 30, 2006 and a decrease of $247.5 million or 7.4% from September 30, 2005. The decreases in core deposits were largely the result of clients migrating from lower cost savings and transaction accounts into time deposits with higher yields. Time deposits totaled $2.5 billion at September 30, 2006, an increase of $76.7 million or 3.1% compared with June 30, 2006 and an increase of $646.3 million or 34.4% over September 30, 2005. The increases were largely the result of clients migrating their funds from lower-cost deposits and some new client growth. Additionally, the increase in time deposits from September 30, 2005 was partially due to an additional $86.6 million in brokered certificates of deposit, which is one of many wholesale funding alternatives used by Citizens.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, were $1.4 billion at September 30, 2006, a decrease of $25.7 million or 1.8% from June 30, 2006 and a decrease of $511.3 million or 27.1% from September 30, 2005. The decrease was the result of Citizens’ response to the aforementioned loan and deposit changes as well as the pay down of $104.0 million of short-term borrowings in the fourth quarter of 2005.
Net Interest Margin and Net Interest Income
Net interest margin was 3.78% for the third quarter of 2006 compared with 3.84% for the second quarter of 2006 and 3.93% for the third quarter of 2005. The decreases were due to funds migrating within the deposit portfolio from lower cost savings and transaction accounts to higher cost savings and time deposits, continued pricing pressure on loans, and the continued effects of the interest rate environment. The decrease in net interest margin compared with the third quarter of 2005 was partially offset by the restructuring of the investment portfolio and short-term borrowing pay down in the fourth quarter of 2005 and a shift in asset mix from investment securities to higher yielding commercial loans. For the nine months ended September 30, 2006, net interest margin declined to 3.86% compared with 3.94% for the same period of 2005 as a result of the aforementioned factors.

Net interest income was $65.6 million in the third quarter of 2006 compared with $66.0 million in the second quarter of 2006 and $69.6 million in the third quarter of 2005. The decrease in net interest income compared with the second quarter of 2006 was driven by the decline in the net interest margin, partially offset by an increase in average earning assets of $38.3 million as growth in the commercial, commercial real estate, and indirect consumer loan portfolios was partially offset by a decline in investment portfolio balances. The decrease in net interest income compared with the third quarter of 2005 resulted from the decline in the net interest margin and lower average earning assets of $106.9 million. The decline in average earning assets resulted from a $244.7 million reduction in the investment portfolio and an $84.8 million decrease in the mortgage loans held for sale, residential mortgage, and total consumer loan portfolios, partially offset by growth of $223.2 million in the commercial and commercial real estate loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 restructuring and maturing balances not being fully reinvested.
For the nine months ended September 30, 2006, net interest income totaled $199.1 million, compared with $206.7 million for the same period of 2005. The decrease was due to the lower net interest margin and a decrease in average earning assets of $104.7 million. The decline in average earning assets resulted from a $241.5 million reduction in the investment portfolio and a $45.7 million decrease in the mortgage loans held for sale, residential mortgage, and total consumer loan portfolios, partially offset by growth of $183.4 million in the commercial and commercial real estate loan portfolios. The decrease in the investment portfolio was the result of the fourth quarter of 2005 restructuring and maturing balances not being fully reinvested.
Excluding the interest expense related to the $150.0 million of enhanced trust preferred securities issued on October 3, 2006, Citizens anticipates net interest income for the fourth quarter of 2006 will be slightly lower than the third quarter of 2006 due to anticipated margin compression driven by the continuation of customers migrating funds from lower yielding deposit products into higher yielding deposit products.
Credit Quality
Nonperforming assets totaled $40.0 million at September 30, 2006, an increase of $5.3 million or 15.1% compared with $34.8 million at June 30, 2006, which represented the lowest level in four years, and a decrease of $2.6 million or 6.1% compared with September 30, 2005. Nonperforming assets at September 30, 2006 represented 0.69% of total loans plus other repossessed assets acquired compared with 0.61% at June 30, 2006 and 0.76% at September 30, 2005. The increase from June 30, 2006 reflects higher nonperforming real estate related credits in the commercial, consumer and residential mortgage loan portfolios, as well as higher repossessed assets and nonperforming small business loans. The decrease from the third quarter of 2005 included the effects of the third quarter of 2005 and second quarter of 2006 sales of nonperforming commercial loans with aggregate balances of $6.7 million and $4.5 million, respectively. Nonperforming commercial loan inflows decreased to $7.5 million in the third quarter of 2006, the lowest level in over four years. Nonperforming commercial loan outflows decreased to $5.0 million for the third quarter of 2006 compared with $13.9 million in the second quarter of 2006 and $17.3 million in the third quarter of 2005. The decrease from the second quarter of 2006 included the effects of a second quarter of 2006 nonperforming commercial loan sale with balances of $4.5 million.
Net charge-offs increased to $2.7 million or 0.19% of average portfolio loans in the third quarter of 2006 compared with $2.0 million or 0.14% of average portfolio loans in the second quarter of 2006 and $5.3 million or 0.38% of average portfolio loans in the third quarter of 2005. The increase from the second quarter of 2006 was primarily due to the seasonally low levels of indirect consumer charge-offs in the second quarter of 2006 and lower commercial recoveries this quarter. The decrease from the third quarter of 2005 was due to lower net charge-offs in all loan portfolios except residential mortgage.
The provision for loan losses was $1.2 million in the third quarter of 2006 compared with $1.1 million in the second quarter of 2006 and $4.0 million in the third quarter of 2005. The decrease from the third quarter of 2005 reflected the lower overall risk profile of portfolio loans.
As a result of the net effect of higher loan portfolio balances as well as changes in net charge-offs and the provision for loan losses, the allowance for loan losses totaled $113.1 million or 1.97% of portfolio loans at September 30, 2006. The allowance for loan losses decreased by $1.5 million and $5.6 million from June 30, 2006 and September 30, 2005, respectively.
Based on seasonal business trends and the overall risk in the loan portfolio, Citizens anticipates net charge-offs for the fourth quarter of 2006 will be slightly higher than the third quarter of 2006. Citizens anticipates provision expense for the fourth quarter of 2006 will be consistent with the third quarter of 2006.

Noninterest Income
Noninterest income for the third quarter of 2006 was $23.5 million, a decrease of $0.2 million or 0.9% from the second quarter of 2006 and a decrease of $0.4 million or 1.7% from the third quarter of 2005. The decrease from the second quarter of 2006 was the result of lower trust fees and other income, partially offset by increases in mortgage and other loan income as well as brokerage and investment fees. The decrease from the third quarter of 2005 was primarily the result of decreases in mortgage and other loan income, ATM network user fees, and other income, partially offset by increases in service charges on deposit accounts and bankcard fees. For the first nine months of 2006, noninterest income totaled $72.9 million, an increase of $3.3 million or 4.8% over the same period of 2005. The increase was primarily the result of higher service charges on deposit accounts, trust fees, bankcard fees and fully recognizing the deferred gain of $2.9 million on the 2004 sale of the former downtown Royal Oak, Michigan office during the first quarter of 2006, partially offset by decreases in mortgage and other loan income, brokerage and investment fees, and ATM network user fees.
Service charges on deposit accounts for the third quarter of 2006 were $9.7 million, an increase of $0.2 million or 1.6% over the second quarter of 2006 and an increase of $0.3 million or 3.5% over the third quarter of 2005. For the first nine months of 2006, service charges on deposit accounts totaled $28.1 million, an increase of $1.6 million or 6.1% over the same period of 2005. The increases were the result of revenue enhancement initiatives implemented in the first quarter of 2006.
Trust fees for the third quarter of 2006 were $4.6 million, a decrease of $0.3 million or 6.8% from the second quarter of 2006 and an increase of $0.1 million or 2.0% over the third quarter of 2005. The decrease from the second quarter of 2006 was the result of a fee rationalization strategy where Citizens started charging clients for trust tax preparation services during the second quarter of 2006. For the first nine months of 2006, trust fees totaled $14.6 million, an increase of $1.2 million or 8.9% over the same period of 2005. The increases were attributable to stronger financial markets, continued execution of the sales management process and improved pricing discipline, partially offset by attrition. Total trust assets under administration of $2.6 billion at September 30, 2006 were essentially unchanged from June 30, 2006 and September 30, 2005.
Mortgage and other loan income for the third quarter of 2006 was $2.3 million, an increase of $0.2 million or 7.6% over the second quarter of 2006 and a decrease of $0.2 million or 7.5% from the third quarter of 2005. The increase from the second quarter of 2006 was the result of the new alliance with PHH Mortgage, where Citizens sells substantially all of its origination volume to PHH Mortgage. For the first nine months of 2006, mortgage and other loan income totaled $6.4 million, a decrease of $0.5 million or 7.3% from the same period of 2005. The decreases reflect the impact of an unfavorable rate environment since the first quarter of 2005.
Brokerage and investment fees for the third quarter of 2006 were $1.9 million, an increase of $0.2 million or 10.7% over the second quarter of 2006 and a decrease of $0.1 million or 4.6% from the third quarter of 2005. The increase from the second quarter of 2006 was the result of momentum from Citizens’ strategy implemented in the first quarter of 2006, which shifted a large portion of its brokerage fee production from reliance on referrals from the branch network to its Investment Center financial consultants. This change supports Citizens’ strategy of growing low-cost deposits, as the financial consultants increase their focus on attracting funds from new sources outside of Citizens and the branch network continues to improve on providing an enhanced client experience. Over 90% of the brokerage and investment fees recognized in the third quarter of 2006 came from sources outside of the bank. For the first nine months of 2006, brokerage and investment fees totaled $5.1 million, a decrease of $0.8 million or 12.9% from the same period of 2005. The decreases were the result of the transition to the aforementioned strategy as Citizens’ financial consultants adjusted their sales process to create new opportunities.
For the third quarter of 2006, all other noninterest income categories, which include ATM network user fees, bankcard fees, fair value change in CD swap derivatives, other income, and investment securities gains (losses), totaled $5.1 million, a decrease of $0.4 million or 6.6% from the second quarter of 2006 and a decrease of $0.5 million or 9.7% from the third quarter of 2005. The decrease from the second quarter of 2006 was primarily the result of a life insurance policy payout received in the second quarter of 2006. The decrease from the third quarter of 2005 was primarily the result of lower ATM network users fees, lower title insurance fees as a result of lower mortgage origination volume and closing Citizens’ title company in conjunction with the PHH Mortgage Alliance, and $0.4 million received in the third quarter of 2005 related to the holding company’s venture capital investment in a limited partnership. For the first nine months of 2006, all other noninterest income categories totaled $18.7 million, an increase of $1.8 million or 10.4% over the same period of 2005. The increase was primarily the result of the aforementioned $2.9 million gain, partially offset by the effects of three items received in 2005: a performance-related penalty received from a third party vendor, a preference payment on Citizens’ membership interest in the PULSE ATM network, and income recognized in conjunction with the aforementioned venture capital investment by the holding company.
Citizens anticipates total noninterest income for the fourth quarter of 2006 will be consistent with or slightly higher than the third quarter of 2006 due to anticipated increases in trust income and mortgage and other loan income.

Noninterest Expense
Noninterest expense for the third quarter of 2006 was $59.4 million, a decrease of $0.7 million or 1.1% from the second quarter of 2006 and a decrease of $1.1 million or 1.9% from the third quarter of 2005. The decrease from the second quarter of 2006 was the result of lower professional services, equipment, and other expenses, partially offset by increases in occupancy, advertising and public relations, and other loan expenses. The decrease from the third quarter of 2005 resulted from lower salaries and employee benefits, professional services, and advertising and public relations, partially offset by increases in occupancy, data processing, telephone, and other loan expenses. For the first nine months of 2006, noninterest expense totaled $181.0 million, a decrease of $1.1 million or 0.6% from the same period of 2005 as reductions in salaries and employee benefits, professional services, equipment, and advertising and public relations were substantially offset by increases in data processing fees, other loan expenses, and other expenses.
Salaries and employee benefits for the third quarter of 2006 were essentially unchanged from the second quarter of 2006 at $32.6 million and decreased $1.5 million or 4.4% from the third quarter of 2005. When compared with the second quarter of 2006, lower pension expense due to a reduction in active participants was substantially offset by an increase in stock-based compensation as a result of the second quarter of 2005 awards. The decrease from the third quarter of 2005 was the result of lower hospitalization, pension, and employee post-retirement benefit expenses. Salary costs included $0.3 million in severance for the third quarter of 2006, $0.5 million in the second quarter of 2006 and $0.4 million in the third quarter of 2005. Citizens had 2,070 full-time equivalent employees at September 30, 2006, down from 2,107 at June 30, 2006 and down from 2,144 at September 30, 2005. For the first nine months of 2006, salaries and employee benefits totaled $97.5 million, a decrease of $2.2 million or 2.3% from the same period in 2005. The decrease was the result of lower hospitalization, pension, and employee post-retirement benefit expenses, partially offset by increases in salary costs due to merit increases awarded in 2006 and higher stock-based compensation resulting from a 2005 plan enhancement awarding primarily restricted stock to employees.
Occupancy costs for the third quarter of 2006 increased $0.3 million or 5.9% to $5.6 million compared with the second quarter of 2006 and increased $0.4 million or 6.7% from the third quarter of 2005. For the first nine months of 2006, occupancy costs totaled $16.8 million, an increase of $0.3 million or 2.0% over the same period of 2005. The increases were the result of higher seasonal maintenance costs, higher rent expense associated with new facilities in two Michigan markets, and higher energy costs incurred at Citizens’ properties.
Professional services for the third quarter of 2006 decreased $0.2 million or 5.9% from the second quarter of 2006 and decreased $1.0 million or 22.8% from the third quarter of 2005. For the first nine months of 2006, professional services totaled $11.3 million, a decrease of $1.2 million or 9.4% from the same period of last year. The decreases were the result of several initiatives during late 2005 and early 2006 targeted at developing corporate strategies to produce enhanced profitability and revenue momentum, enhancing overall corporate risk management and ensuring regulatory compliance.
Equipment costs for the third quarter of 2006 were essentially unchanged from the second quarter of 2006 and the third quarter of 2005. For the first nine months of 2006, equipment costs totaled $9.7 million, a decrease of $1.7 million or 15.1% from the same period of 2005. The decrease was due to $1.5 million in additional depreciation during the second quarter of 2005 as a result of aligning the service life for these items with the current capitalization policy.
Data processing fees for the third quarter of 2006 totaled $3.8 million, essentially unchanged from the second quarter of 2006 and increased by $0.6 million or 18.5% over the third quarter of 2005. For the first nine months of 2006, data processing fees totaled $11.2 million, an increase of $1.2 million or 11.7% over the same period of 2005. The increases were the result of implementing enhanced technology initiatives related to customer online banking functionality.
Advertising and public relations expense for the third quarter of 2006 increased $0.3 million or 29.6% to $1.2 million compared with the second quarter of 2006 and decreased $0.5 million or 29.5% from the third quarter of 2005. For the first nine months of 2006, advertising and public relations expense totaled $4.2 million, a decrease of $1.1 million or 20.9% from the same period of 2005. The increase from the second quarter of 2006 was the result of product campaigns initiated in the third quarter of 2006. The decreases were the result of media campaigns conducted during the third quarter of 2005 and an overall reduction in the amount of market-specific advertising completed in 2006.
Other loan expenses for the third quarter of 2006 increased $0.2 million or 15.5% to $1.4 million compared with the second quarter of 2006 and increased $0.7 million over the third quarter of 2005. For the first nine months of 2006, other loan expenses totaled $3.0 million, an increase of $1.1 million or 54.4% over the same period of 2005. The increases were the result of higher other mortgage processing fees due to the alliance with PHH Mortgage and higher expenses related to processing commercial loans, partially offset by lower provisioning to fund the reserve for unused loan commitments, which fluctuates with the amount of unadvanced customer lines of credit.
For the third quarter of 2006, all other noninterest expense categories, which include postage and delivery, telephone, stationery and supplies, intangible asset amortization, and other expenses, decreased $1.1 million or 11.5% from the second quarter of 2006 to $8.2 million and increased $0.2 million or 2.4% from the third quarter of 2005. The decrease from the second quarter of 2006 was due to reductions in travel and training, other service fees, and non-credit related losses. The increase from the third quarter of 2005 was the result of higher travel and training expenses, telephone, expenses related to other real estate owned, and state taxes, partially offset by lower service fees and non-credit related losses. For the first nine months of 2006, all other noninterest expense categories totaled $27.3 million, an increase of $2.6 million or 10.3% over the same period of 2005. The increase was primarily the result of the first quarter of 2006 $1.5 million contribution to Citizens’ charitable foundation and the second quarter of 2006 non-credit related losses from a third party vendor contract and write downs of tax-credit related investments in low income housing and community development projects.
On October 2, 2006, the Compensation Committee of the Board of Directors of Citizens Banking Corporation approved various changes to Citizens’ employee benefits programs. Effective December 31, 2006, Citizens’ current defined benefit pension plans (the “DB Plans”) will be “frozen”, preserving prior earned benefits and replacing the future accrual of benefits with additional benefits under the defined contribution plan (the “DC Plan”). All employees eligible to participate in the Citizens Banking Corporation Amended and Restated Cash Balance Pension Plan for Employees and the Citizens Banking Corporation Cash Balance Pension Plan have been impacted. Citizens is moving proactively to address its escalating and increasingly volatile pension costs by freezing its DB Plans while modifying the DC Plan, which is better designed to encourage employees to save for their retirement. By freezing the DB Plans, Citizens estimates it will record a net curtailment loss in the range of $0.8 million to $1.5 million in the fourth quarter of 2006. Citizens estimates total pension expense (defined benefit and defined contribution) for 2007 will be lower than 2006.
Excluding the pension curtailment expense, Citizens anticipates noninterest expenses for the fourth quarter of 2006 will be consistent with or slightly higher than the third quarter of 2006 due to increases in salaries and employee benefits and advertising and public relations.
Income Tax Provision
Income tax provision for the third quarter of 2006 was $7.6 million, essentially unchanged from the second quarter of 2006 and a decrease of $0.4 million or 5.3% from the third quarter of 2005. For the first nine months of 2006, income tax provision totaled $23.0 million, a decrease of $1.1 million or 4.5% from the same period of 2005. The decreases were the result of a $1.3 million ($0.8 million after-tax) reduction in the deferred Wisconsin state income tax asset during the second quarter of 2005 as a result of the April 2005 merger of the Michigan and Wisconsin bank charters.
The effective tax rate was 26.63% for the third quarter of 2006 compared with 26.72% for the second quarter of 2006 and 27.70% for the third quarter of 2005.
Citizens anticipates the effective income tax rate for the fourth quarter of 2006 will be consistent with or slightly lower than the third quarter of 2006.
Citizens Republic Bancorp Update
On June 27, 2006, Citizens Banking Corporation and Republic Bancorp (NASDAQ symbol RBNC) announced that they had agreed to merge Republic into Citizens to create the new Citizens Republic Bancorp. On August 28, 2006, Citizens filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), that included a preliminary joint proxy statement/prospectus. A definitive proxy statement/prospectus is expected to be filed with the SEC and sent to shareholders later this month. Citizens and Republic will each hold a special shareholders’ meeting on November 30, 2006 to approve the issuance of Citizens stock and to approve and adopt the merger agreement, respectively. The merger is still expected to be completed in the fourth quarter of 2006, subject to regulatory and shareholder approvals and other customary closing conditions.
For more information regarding the upcoming merger, see the June 27, 2006 press release and investor presentation and the preliminary joint proxy statement/prospectus, located on the Citizens website at http://www.citizensonline.com, under the Investor Relations section.
Other News
Citizens Offers Remote Deposit Services
During July 2006, Citizens began offering remote deposit services to commercial clients. This service provides a convenient way for commercial clients to deposit checks into their business checking account without leaving the office, which saves them time and money while reducing risk.
Citizens Appoints Head of Small Business Banking
During August 2006, Citizens appointed Mike Sonego to be the Head of Small Business Banking. In this position, he will develop and implement a small business strategy which includes defining segments across all markets, identifying growth opportunities and achieving deposit, loan and fee income growth. Mike was previously Head of Mortgage Banking at Citizens.

Citizens Appoints Chief Marketing and Communications Officer
On October 2, 2006, Citizens appointed Sherry Forbes as its chief marketing and communications officer. Ms. Forbes joins Citizens from SunTrust Bank, where she served in a variety of positions for over 20 years, most recently as first vice president and senior strategy manager for the branch banking division of the retail line of business.
Citizens’ Weatherball Celebrates 50 Years
During October 2006, Citizens will celebrate the 50th anniversary of the CB Weatherball with community events and special promotions.
Stock Repurchase Program
In anticipation of the upcoming merger with Republic, Citizens did not repurchase any shares of its stock during the third quarter of 2006. As of September 30, 2006 there are 1,093,800 shares remaining to be purchased under the program approved by the company’s Board of Directors on October 16, 2003.
Dividend Announcement
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.29 per share of common stock. The dividend is payable on November 9, 2006, to shareholders of record on November 1, 2006.
Investor Conference Call
William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results in a conference call for investors and analysts beginning at 10:00am EDT on Friday, October 20, 2006.
A live audio Webcast is available at http://www.vcall.com/IC/CEPage.asp?ID=109767. To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number: (877) 407-0782 International Dial-In Number: (201) 689-8567 Conference ID: 216099 Conference Name: “Citizens Banking Corporation Third Quarter Earnings Conference Call.” RSVP is not required.
A playback of the conference call will be available after 12:00pm EDT through November 7, 2006, by dialing US/Canada Dial-In Number: (877) 660-6853 or International Dial-In Number: (201) 612-7415, Account Number: 286, Conference ID: 216099. Also, the call can be accessed via Citizens’ Web site, through the Investor Relations section at http://www.citizensonline.com.
Corporate Profile
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 181 branch, private banking, and financial center locations and 196 ATMs throughout Michigan, Wisconsin, and Iowa.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact (including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” and “plan”) are forward-looking statements that involve risks and uncertainties, and Citizens’ actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the pending merger with Republic Bancorp; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
Additional Information
In connection with the proposed merger, Citizens has filed with the SEC a Registration Statement on Form S-4 that included a preliminary joint proxy statement of Citizens and Republic that also constitutes a prospectus of Citizens. Citizens and Republic will mail the definitive joint proxy statement/prospectus, when it becomes available, to their respective shareholders. Investors and security holders are advised to read the definitive joint proxy statement/prospectus when it becomes available because it will contain important information. Investors and security holders may obtain a free copy of the preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus (when available) and other documents filed by Citizens and Republic with the SEC at the SEC’s website at http://www.sec.gov. Free copies of the preliminary joint proxy statement/prospectus and the definitive joint proxy statement/prospectus (when available) and each company’s other filings with the SEC may also be obtained by accessing Citizens’ website at http://www.citizensonline.com under the Investors Relations section or by accessing Republic’s website at http://www.republicbancorp.com under the Investor Relations section.
Citizens and Republic and their respective directors, executive officers and other members of their management may be soliciting proxies from their respective shareholders in favor of the merger. Information concerning persons who may be considered participants in the solicitation of Citizens’ shareholders under the rules of the SEC is set forth in the Proxy Statement filed by Citizens with the SEC on March 22, 2006, and information concerning persons who may be considered participants in the solicitation of Republic’s shareholders under the rules of the SEC is set forth in the Proxy Statement filed by Republic with the SEC on March 14, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described above.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.
####
(Financial highlights follow)
Visit our website at http://www.citizensonline.com

Consolidated Balance Sheets (Unaudited)
Citizens Banking Corporation and Subsidiaries

	September 30,	June 30,	September 30,
(in thousands)	2006	2006	2005

Assets
Cash and due from banks	$151,591	$205,117	$184,135
Interest-bearing deposits with banks	165	1,478	1,366
Investment Securities:
Available-for-sale (amortized cost $1,381,225, $1,434,595 and $1,662,299, respectively)
U.S. Treasury and federal agency securities	1,002,893	1,043,773	1,283,574
State and municipal securities	367,721	363,095	381,914
Other securities	8,626	1,747	537
Held-to-maturity:
State and municipal securities (fair value of $104,397, $94,559 and $75,333, respectively)	102,667	96,789	74,943
FHLB and Federal Reserve stock	58,193	55,235	55,143

Total investment securities	1,540,100	1,560,639	1,796,111
Mortgage loans held for sale	11,689	18,013	29,847
Portfolio loans:
Commercial	1,788,922	1,789,583	1,623,857
Commercial real estate	1,468,952	1,443,851	1,377,082
Residential mortgage loans	545,171	551,048	531,953
Direct consumer	1,090,757	1,099,146	1,171,388
Indirect consumer	859,573	844,411	864,994

Total portfolio loans	5,753,375	5,728,039	5,569,274
Less: Allowance for loan losses	(113,076)	(114,560)	(118,626)

Net portfolio loans	5,640,299	5,613,479	5,450,648
Premises and equipment	117,821	120,154	120,755
Goodwill	54,527	54,527	54,527
Other intangible assets	8,959	9,684	11,858
Bank owned life insurance	86,580	85,921	83,773
Other assets	136,839	145,158	118,330

Total assets	$7,748,570	$7,814,170	$7,851,350

Liabilities
Noninterest-bearing deposits	$893,320	$954,907	$939,560
Interest-bearing demand deposits	739,895	744,744	962,893
Savings deposits	1,467,622	1,537,098	1,445,838
Time deposits	2,524,509	2,447,820	1,878,180

Total deposits	5,625,346	5,684,569	5,226,471
Federal funds purchased and securities sold under agreements to repurchase	342,736	443,651	916,816
Other short-term borrowings	13,298	24,073	11,825
Other liabilities	73,752	78,881	83,553
Long-term debt	1,019,131	933,124	957,836

Total liabilities	7,074,263	7,164,298	7,196,501
Shareholders’ Equity
Preferred stock — no par value	—	—	—
Common stock — no par value	79,730	78,920	87,405
Retained earnings	596,040	587,494	563,597
Accumulated other comprehensive income	(1,463)	(16,542)	3,847

Total shareholders’ equity	674,307	649,872	654,849

Total liabilities and shareholders’ equity	$7,748,570	$7,814,170	$7,851,350

Consolidated Statements of Income (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2006	2005	2006	2005

Interest Income

Interest and fees on loans	$102,871	$88,536	$294,415	$251,283
Interest and dividends on investment securities:
Taxable	12,574	14,845	39,248	44,512
Tax-exempt	5,278	5,109	15,854	15,453
Money market investments	21	16	34	43

Total interest income	120,744	108,506	349,551	311,291

Interest Expense
Deposits	40,004	21,859	106,301	59,052
Short-term borrowings	3,596	7,707	12,727	18,848
Long-term debt	11,499	9,298	31,413	26,737

Total interest expense	55,099	38,864	150,441	104,637

Net Interest Income	65,645	69,642	199,110	206,654
Provision for loan losses	1,190	4,000	5,329	8,396

Net interest income after provision for loan losses	64,455	65,642	193,781	198,258

Noninterest Income

Service charges on deposit accounts	9,674	9,343	28,070	26,452
Trust fees	4,633	4,541	14,647	13,456
Mortgage and other loan income	2,267	2,450	6,383	6,884
Brokerage and investment fees	1,885	1,974	5,103	5,857
ATM network user fees	988	1,194	2,993	3,291
Bankcard fees	1,213	976	3,399	2,777
Fair value change in CD swap derivatives	—	—	(207)	—
Other	2,884	3,463	12,410	10,788

Total fees and other income	23,544	23,941	72,798	69,505
Investment securities gains (losses)	—	—	61	43

Total noninterest income	23,544	23,941	72,859	69,548

Noninterest Expense

Salaries and employee benefits	32,569	34,060	97,515	99,762
Occupancy	5,604	5,255	16,837	16,500
Professional services	3,486	4,517	11,267	12,442
Equipment	3,191	3,133	9,658	11,371
Data processing services	3,779	3,188	11,232	10,056
Advertising and public relations	1,211	1,717	4,179	5,283
Postage and delivery	1,559	1,512	4,650	4,622
Telephone	1,394	1,242	4,250	4,148
Other loan expenses	1,407	720	3,040	1,969
Stationery and supplies	653	726	2,011	2,247
Intangible asset amortization	725	725	2,174	2,174
Other	3,824	3,755	14,226	11,567

Total noninterest expense	59,402	60,550	181,039	182,141

Income Before Income Taxes	28,597	29,033	85,601	85,665
Income tax provision	7,616	8,041	22,957	24,028

Net Income	$20,981	$20,992	$62,644	$61,637

Net Income Per Common Share:
Basic	$0.49	$0.49	$1.47	$1.43
Diluted	0.49	0.48	1.46	1.41
Cash Dividends Declared Per Common Share	0.290	0.285	0.865	0.855

Average Common Shares Outstanding:
Basic	42,587	43,099	42,658	43,161
Diluted	42,709	43,453	42,795	43,507

Selected Quarterly Information
Citizens Banking Corporation and Subsidiaries

	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005

Summary of Operations (thousands)

Interest income	$120,744	$116,416	$112,391	$111,958	$108,506
Interest expense	55,099	50,426	44,916	42,863	38,864
Net interest income	65,645	65,990	67,475	69,095	69,642
Provision for loan losses (1)	1,190	1,139	3,000	(7,287)	4,000
Net interest income after provision for loan losses	64,455	64,851	64,475	76,382	65,642
Total fees and other income (2)	23,544	23,691	25,563	19,930	23,941
Investment securities gains (losses) (3)	—	54	7	(8,970)	—
Noninterest expense	59,402	60,065	61,572	60,901	60,550
Income tax provision	7,616	7,624	7,717	7,553	8,041
Net income	20,981	20,907	20,756	18,888	20,992
Taxable equivalent adjustment	3,413	3,383	3,416	3,432	3,284

At Period End (millions)

Assets	$7,749	$7,814	$7,663	$7,752	$7,851
Portfolio loans	5,753	5,728	5,592	5,616	5,569
Deposits	5,625	5,685	5,524	5,474	5,226
Shareholders’ equity	674	650	652	656	655

Average Balances (millions)

Assets	$7,724	$7,671	$7,654	$7,754	$7,821
Portfolio loans	5,694	5,610	5,561	5,575	5,531
Deposits	5,680	5,560	5,513	5,305	5,239
Shareholders’ equity	659	647	655	654	655
Shareholders’ equity / assets	8.53%	8.44%	8.55%	8.43%	8.38

Credit Quality Statistics (thousands)

Nonaccrual loans	$31,564	$26,001	$27,689	$32,140	$35,527
Loans 90 or more days past due and still accruing	303	887	547	238	92
Restructured loans	391	406	1,844	—	13

Total nonperforming loans	32,258	27,294	30,080	32,378	35,632
Other repossessed assets acquired (ORAA)	7,767	7,472	6,397	7,351	6,984

Total nonperforming assets	$40,025	$34,766	$36,477	$39,729	$42,616

Allowance for loan losses	$113,076	$114,560	$115,423	$116,400	$118,626
Allowance for loan losses as a percent of portfolio loans	1.97%	2.00%	2.06%	2.07%	2.13
Allowance for loan losses as a percent of nonperforming assets	282.51	329.52	316.43	292.98	278.36
Allowance for loan losses as a percent of nonperforming loans	350.54	419.73	383.72	359.50	332.92
Nonperforming assets as a percent of portfolio loans plus ORAA	0.69	0.61	0.65	0.71	0.76
Nonperforming assets as a percent of total assets	0.52	0.44	0.48	0.51	0.54
Net loans charged off as a percent of average portfolio loans (annualized)	0.19	0.14	0.29	(0.36)	0.38
Net loans charged off (000)	$2,674	$2,002	$3,977	$(5,061)	$5,341

Per Common Share Data

Net Income:
Basic	$0.49	$0.49	$0.49	$0.44	$0.49
Diluted	0.49	0.49	0.48	0.44	0.48
Dividends	0.290	0.290	0.285	0.285	0.285
Market Value:
High	$27.04	$27.60	$28.66	$30.22	$32.15
Low	23.25	23.71	25.62	26.67	28.20
Close	26.26	24.41	26.85	27.75	28.40
Book value	15.72	15.15	15.23	15.28	15.21
Shares outstanding, end of period (000)	42,904	42,887	42,770	42,968	43,044

Performance Ratios (annualized)

Net interest margin (FTE) (4)	3.78%	3.84%	3.97%	3.95%	3.93
Return on average assets	1.08	1.09	1.10	0.97	1.06
Return on average shareholders’ equity	12.63	12.96	12.86	11.46	12.71
Efficiency ratio (5)	64.15	64.54	63.84	65.87	62.51

(1)	The provision for loan losses and note loans charged off during the fourth quarter of 2005 reflect an insurance settlement of $9.1 million accounted for as a loan loss recovery.

(2)	Total fees and other income includes a cumulative charge of $3.6 million on swaps related to brokered certificates during the fourth quarter of 2005.

(3)	Investment securities gains (losses) includes a net loss of $9.0 million on the sale of securities as a result of restructuring the investment portfolio during the fourth quarter of 2005.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: Noninterest expense/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison.
Citizens Banking Corporation and Subsidiaries

	Nine months ended
	September 30,
	2006	2005	% Change

Summary of Operations (thousands)
Interest income	$349,551	$311,291	12.3%
Interest expense	150,441	104,637	43.8
Net interest income	199,110	206,654	(3.7)
Provision for loan losses	5,329	8,396	(36.5)
Net interest income after provision for loan losses	193,781	198,258	(2.3)
Total fees and other income	72,798	69,505	4.7
Investment securities gains (losses)	61	43	42.8
Noninterest expense	181,039	182,141	(0.6)
Income tax provision	22,957	24,028	(4.5)
Net income	62,644	61,637	1.6

At Period End (millions)
Assets	$7,749	$7,851	(1.3)%
Portfolio loans	5,753	5,569	3.3
Deposits	5,625	5,226	7.6
Shareholders’ equity	674	655	3.0

Average Balances (millions)
Assets	$7,683	$7,786	(1.3)%
Portfolio loans	5,622	5,466	2.9
Deposits	5,585	5,280	5.8
Shareholders’ equity	654	653	0.1
Shareholders’ equity / assets	8.51%	8.38%	1.6

Per Common Share Data

Net Income:
Basic	$1.47	$1.43	2.8%
Diluted	1.46	1.41	3.5
Dividends	0.865	0.855	1.2

Market Value:
High	$28.66	$34.81	(17.7)
Low	23.25	26.35	(11.8)
Close	26.26	28.40	(7.5)
Book value	15.72	15.21	3.4
Tangible book value	14.24	13.67	4.2
Shares outstanding, end of period (000)	42,904	43,044	(0.3)

Performance Ratios (annualized)

Net interest margin (FTE) (1)	3.86%	3.94%	(2.0)%
Return on average assets	1.09	1.06	2.8
Return on average shareholders’ equity	12.82	12.62	1.6
Net loans charged off as a percent of average portfolio loans	0.21	0.29	(27.6)

(1)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $10.2 million and $10.0 million for the nine months ended September 30, 2006 and 2005, respectively, based on a tax rate of 35%.

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2006	2006	2006	2005	2005

NONINTEREST INCOME:
Service charges on deposit accounts	$9,674	$9,521	$8,875	$8,957	$9,343
Trust fees	4,633	4,972	5,042	4,989	4,541
Mortgage and other loan income	2,267	2,106	2,010	2,099	2,450
Brokerage and investment fees	1,885	1,703	1,515	1,946	1,974
ATM network user fees	988	1,018	987	1,065	1,194
Bankcard fees	1,213	1,129	1,057	1,027	976
Fair value change in CD swap derivatives	—	—	(207)	(3,604)	—
Other income	2,884	3,242	6,284	3,451	3,463

Total fees and other income	23,544	23,691	25,563	19,930	23,941
Investment securities gains (losses)	—	54	7	(8,970)	—

TOTAL NONINTEREST INCOME	$23,544	$23,745	$25,570	$10,960	$23,941

NONINTEREST EXPENSE:
Salaries and employee benefits	$32,569	$32,690	$32,256	$32,391	$34,060
Occupancy	5,604	5,291	5,942	5,631	5,255
Professional services	3,486	3,703	4,078	4,837	4,517
Equipment	3,191	3,301	3,166	3,263	3,133
Data processing services	3,779	3,714	3,739	3,744	3,188
Advertising and public relations	1,211	934	2,034	2,570	1,717
Postage and delivery	1,559	1,629	1,462	1,591	1,512
Telephone	1,394	1,392	1,464	1,333	1,242
Other loan expenses	1,407	1,217	416	686	720
Stationery and supplies	653	631	727	844	726
Intangible asset amortization	725	724	725	725	725
Other expense (1)	3,824	4,839	5,563	3,286	3,755

TOTAL NONINTEREST EXPENSE	$59,402	$60,065	$61,572	$60,901	$60,550

(1)	The quarter ended March 31, 2006 includes the $1.5 million contribution to Citizens charitable foundation.

Average Balances, Yields and Rates

	Three Months Ended
	September 30, 2006		June 30, 2006		September 30, 2005
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance	Rate (1)	Balance (2)	Rate (1)(2)
Earning Assets
Money market investments	$2,048	4.08	1,373	0.45	2,691	2.30
Investment securities (3):
Taxable	1,115,959	4.51	1,158,939	4.51	1,381,469	4.30
Tax-exempt	449,364	7.23	447,476	7.23	428,534	7.34
Mortgage loans held for sale	16,743	6.04	21,356	5.62	40,836	5.18
Portfolio loans (4):
Commercial	1,740,592	7.54	1,704,447	7.26	1,622,724	6.36
Commercial real estate	1,458,104	7.26	1,426,911	7.13	1,352,733	6.43
Residential mortgage loans	545,907	5.75	544,850	5.75	520,861	5.54
Direct consumer	1,093,724	7.69	1,103,024	7.49	1,178,476	6.46
Indirect consumer	855,229	6.66	831,012	6.61	856,207	6.58

Total portfolio loans	5,693,556	7.20	5,610,244	7.03	5,531,001	6.36

Total earning assets	7,277,670	6.78	7,239,388	6.63	7,384,531	6.02

Nonearning Assets
Cash and due from banks	165,403		157,670		158,631
Bank premises and equipment	119,246		120,650		121,142
Investment security fair value adjustment	(12,203)		(18,523)		8,321
Other nonearning assets	288,493		287,048		267,861
Allowance for loan losses	(114,302)		(115,274)		(119,695)

Total assets	$7,724,307		$7,670,959		$7,820,791

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$753,412	0.64	$789,168	0.65	$1,016,366	0.67
Savings deposits	1,511,956	2.81	1,471,803	2.58	1,471,878	1.55
Time deposits	2,489,653	4.47	2,386,346	4.13	1,810,928	3.16
Short-term borrowings	321,140	4.44	487,549	4.44	900,520	3.40
Long-term debt	980,584	4.66	895,056	4.36	942,624	3.92

Total interest-bearing liabilities	6,056,745	3.61	6,029,922	3.35	6,142,316	2.51

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	925,004		913,181		939,668
Other liabilities	83,749		80,727		83,671
Shareholders’ equity	658,809		647,129		655,136

Total liabilities and shareholders’ equity	$7,724,307		$7,670,959		$7,820,791

Interest Spread		3.17%		3.28%		3.51%
Contribution of noninterest bearing sources of funds		0.61		0.56		0.42

Net Interest Income as a Percent of Earning Assets		3.78%		3.84%		3.93%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Average Balances, Yields and Rates

	Nine Months Ended September 30,
	2006		2005
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate (1)	Balance(2)	Rate (1)(2)

Earning Assets
Money market investments	1,703	2.69	2,570	2.22
Investment securities (3):
Taxable	1,151,859	4.54	1,417,647	4.19
Tax-exempt	447,842	7.26	423,564	7.48
Mortgage loans held for sale	18,191	5.75	36,920	5.41
Portfolio loans (4):
Commercial	1,697,656	7.28	1,626,133	5.96
Commercial real estate	1,433,563	7.09	1,321,703	6.27
Residential mortgage loans	544,065	5.72	506,154	5.55
Direct consumer	1,106,930	7.47	1,176,047	6.22
Indirect consumer	839,972	6.62	835,741	6.59

Total portfolio loans	5,622,186	7.02	5,465,778	6.15

Total earning assets	7,241,781	6.64	7,346,479	5.84

Nonearning Assets
Cash and due from banks	162,992		156,556
Bank premises and equipment	120,407		121,303
Investment security fair value adjustment	(11,377)		14,168
Other nonearning assets	284,734		267,881
Allowance for loan losses	(115,235)		(120,502)

Total assets	$7,683,302		$7,785,885

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$799,570	0.64	$1,079,770	0.68
Savings deposits	1,477,773	2.55	1,536,209	1.36
Time deposits	2,386,736	4.16	1,739,284	2.91
Short-term borrowings	399,412	4.26	836,980	3.01
Long-term debt	960,107	4.37	932,035	3.83

Total interest-bearing liabilities	6,023,598	3.34	6,124,278	2.28

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	920,992		924,737
Other liabilities	85,182		84,084
Shareholders’ equity	653,530		652,786

Total liabilities and shareholders’ equity	$7,683,302		$7,785,885

Interest Spread		3.30%		3.56%
Contribution of noninterest bearing sources of funds		0.56		0.38
Net Interest Income as a Percent of Earning Assets		3.86%		3.94%

(1)	Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.

(2)	Certain amounts have been reclassified to conform with current year presentation.

(3)	For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4)	Nonaccrual loans are included in average balances.

Nonperforming Assets
Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2006	2006	2006	2005	2005
Commercial(1)
Commercial	$8,440	$8,795	$10,594	$11,880	$14,457
Commercial real estate	7,835	4,956	5,219	5,068	5,720

Total commercial	16,275	13,751	15,813	16,948	20,177
Consumer:
Direct	3,972	3,167	3,911	4,326	4,459
Indirect	781	904	569	2,454	962
Residential mortgage	10,536	8,179	7,396	8,412	9,929
Loans 90 days or more past due and still accruing	303	887	547	238	92
Restructured loans	391	406	1,844	—	13

Total Nonperforming Loans	32,258	27,294	30,080	32,378	35,632
Other Repossessed Assets Acquired	7,767	7,472	6,397	7,351	6,984

Total Nonperforming Assets	$40,025	$34,766	$36,477	$39,729	$42,616

(1) Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):
Inflows	$7.5	$10.4	$9.8	$10.6	$9.9
Outflows	(5.0)	(13.9)	(9.1)	(13.8)	(17.3)

Net change	$2.5	$(3.5)	$0.7	$(3.2)	$(7.4)

Summary of Loan Loss Experience Citizens Banking Corporation and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2006	2006	2006	2005	2005
Allowance for loan losses - beginning of period	$114,560	$115,423	$116,400	$118,626	$119,967

Provision for loan losses	1,190	1,139	3,000	(7,287)	4,000

Charge-offs:
Commercial	597	854	921	2,068	1,912
Commercial real estate	585	606	616	912	1,965

Total commercial	1,182	1,460	1,537	2,980	3,877
Residential mortgage	252	305	198	519	182
Direct consumer	983	1,216	1,669	1,382	1,257
Indirect consumer	1,840	1,575	2,829	3,075	2,640

Total charge-offs	4,257	4,556	6,233	7,956	7,956

Recoveries:
Commercial	543	1,001	1,175	11,914	1,334
Commercial real estate	50	485	79	28	232

Total commercial	593	1,486	1,254	11,942	1,566
Residential mortgage	22	48	55	37	32
Direct consumer	485	332	285	329	370
Indirect consumer	483	688	662	709	647

Total recoveries	1,583	2,554	2,256	13,017	2,615

Net charge-offs	2,674	2,002	3,977	(5,061)	5,341

Allowance for loan losses - end of period	$113,076	$114,560	$115,423	$116,400	$118,626

Reserve for loan commitments - end of period	$2,976	$2,937	$2,684	$3,023	$3,023

	Three Months Ended September 30, 2006						Nine Months Ended September 30, 2006
		Commercial	Residential	Direct	Indirect			Commercial	Residential	Direct	Indirect
(in thousands)	Commercial	real estate	mortgage	consumer	consumer	Total	Commercial	real estate	mortgage	consumer	consumer	Total
Charge-offs:
Michigan	$521	$418	$252	$850	$1,840	$3,881	$1,786	$1,294	$656	$3,178	$6,244	$13,158
Wisconsin	68	167	—	92	—	327	578	513	98	587	—	1,776
Iowa	8	—	—	41	—	49	8	—	1	103	—	112

Total charge-offs	597	585	252	983	1,840	4,257	2,372	1,807	755	3,868	6,244	15,046

Recoveries:
Michigan	407	50	22	415	483	1,377	1,368	470	113	883	1,833	4,667
Wisconsin	132	—	—	59	—	191	1,340	135	8	191	—	1,674
Iowa	4	—	—	11	—	15	11	9	4	28	—	52

Total recoveries	543	50	22	485	483	1,583	2,719	614	125	1,102	1,833	6,393

Net charge-offs	$54	$535	$230	$498	$1,357	$2,674	$(347)	$1,193	$630	$2,766	$4,411	$8,653